Exhibit 99.2

Valuation Report by Apsis Consultoria Empresarial S/C Ltda

APPLICANTS:	ULTRAPAR PARTICIPAÇÕES S.A. (ULTRAPAR), headquartered at Av. Brigadeiro Luiz Antonio, 1343, 9º, São Paulo, State of SP, corporate taxpayer register under CNPJ No. 33.256.439/0001-39, REFINARIA DE PETROLEO IPIRANGA S.A. (RPI), headquartered at Rua Eng. Heitor Amaro Barcellos, 551, Rio Grande, state of RS, Corporate Taxpayer Register under CNPJ No. 94.845.674/0001-30, DISTRIBUIDORA PRODUTOS DE PETRÓLEO IPIRANGA S.A. (DPPI), headquartered at Av. Dolores Alcaraz Caldas, 90, Porto Alegre, state of RS, Corporate Taxpayer Register under CNPJ No. 92.689.256/0001-76 and CIA. BRASILEIRA DE PETRÓLEO IPIRANGA (CBPI), headquartered at Rua Francisco Eugênio, 329, Rio de Janeiro, state of RJ, Corporate Taxpayer Register under CNPJ No. 33.069.766/0001-81.

PURPOSE:	ULTRAPAR, RPI, DPPI and CBPI, already identified.

OBJECTIVES:	INCORPORATION OF RPI, DPPI and CBPI SHARES by ULTRAPAR: Calculation of the substitution relations of the RPI, DPPI and CBPI not belonging to ULTRAPAR, by shares of ULTRAPAR, the shareholders’ equities of all companies being assessed according to the same criteria and on the same dates at market prices, for purposes of Article 264 of Law No. 6.404, of 12.15.1976 (Lei das S/A) (Brazilian Corporation Law).

BASE DATE:	September 30, 2007, considering the adjustments described in Chapter 7.

EXECUTIVE SUMMARY

APSIS CONSULTORIA EMPRESARIAL S/C Ltda. (APSIS) was retained by ULTRAPAR, RPI, DPPI e CBPI to calculate the substitution relations of the shares of RPI, DPPI e CBPI not belonging to ULTRAPAR, by shares of ULTRAPAR, the shareholders’ equities of all the companies being assessed according to the same criteria and on the same dates at market prices, for purposes of Article 264 of Law No. 6.404, of 12.15.1976 (Lei das S/A).

The technical procedures employed in this reports are in accordance with the criteria established by the appraisal rules and appraisal calculations to determine the values of the assets (sic) were prepared based on income and market discussions.

This report presents the market values of the assets and liabilities of the companies, used to adjust the book Shareholder’s Equity of ULTRAPAR, RPI, DPPI and CBPI by the assets approach.

EVENTS AND ADJUSTMENTS CONSIDERED IN THE APPRAISAL

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In this appraisal, we considered the effects of finalization of stage 2 described in the Material Fact “ACQUISITION OF THE IPIRANGA GROUP”, which consists in the Public Tag Along Offering for acquisition of the shares issued by RPI, DPPI e CBPI. We have adopted the premise that, at the end of this stage, 96.62% of the common shares of RPI, 96.84% of DPPI and 93.18% of CBPI will belong to ULTRAPAR and its subsidiaries. These events are considered in the adjusted balance sheet of ULTRAPAR.

ACQUISITION OF THE IPIRANGA GROUP: SUMMARY OF THE OPERATION

The Ipiranga Group was acquired by the companies PETRÓLEO BRASILEIRO S/A (PETROBRAS), BRASKEM S/A (BRASKEM) and ULTRAPAR PARTICIPAÇÕES S/A (ULTRAPAR), the latter being a commissionaire for the account and order of the of the former during the acquisition process. After conclusion of the acquisition, Ultrapar shall detain the distribution business of fuels and lubricants located in the south and southeast regions (“South Distribution Assets”), Petrobras will detain the distribution business of fuels and lubricants located in the regions north, northeast and Midwest (“North Distribution Assets”), Braskem and Petrobras will detain the petrochemical assets, represented by Ipiranga Química S.A., Ipiranga Petroquímica S.A. (“IPQ”) and by the latter’s participation in Copesul – Companhia Petroquímica do Sul (“Copesul”), in the proportion of 60% to Braskem and 40% to Petrobras (“Petrochemical Assets”). The assets related to petroleum refinery operations detained by RPI are shared equally by Petrobras, Ultrapar and Braskem.

As described in the Material Fact “ACQUISITION OF THE IPIRANGA GROUP”, published on March 19, 2007, the operation is divided into five stages, namely:

1.	Acquisition of shares from the Controlling Shareholders Ipiranga by Ultrapar;

2.	Public Tag Along Offering for acquisition of common shares issued by RPI, DPPI, CBPI and IPQ;

3.	Public Offering for Cancellation of the Registration of Copesul Public Limited Company;

4.	Incorporation by Ultrapar of the shares issued by RPI, DPPI and CBPI;

5.	Segregation and transfer of the assets acquired by PETROBRAS and BRASKEM.

SUMMARY OF RESULTS

The figures below present an overview of the Shareholders’ Equities at market prices of the companies involved in the operation, on the base date of this report, and considering it as an event subsequent to the conclusion of stage 2:

VALUE (R$ MILLION)	ULTRA x DPPI

RELEVANT ACCOUNTS	NET EQUITY AT MARKET
	ULTRA	DPPI
ASSETS	5,503.34	1,215.18

SHORT TERM ASSETS	112.85	321.27
LONG TERM ASSETS	125.25	88.20
PERMANENT ASSETS	5,265.25	805.71

LIABILITIES	5,503.34	1,215.18

SHORT TERM LIABILITIES	1,268.39	88.55
LONG TERM LIABILITIES	0.46	53.00
NET EQUITY	4,234.50	1,073.63

VALUE (R$ MILLION)	ULTRA x RPI

RELEVANT ACCOUNTS	NET EQUITY AT MARKET
	ULTRA	RPI
ASSETS	5,503.34	1,350.10

SHORT TERM ASSETS	112.85	141.40
LONG TERM ASSETS	125.25	0.42
PERMANENT ASSETS	5,265.25	1,208.28

LIABILITIES	5,503.34	1,350.10

SHORT TERM LIABILITIES	1,268.39	136.62
LONG TERM LIABILITIES	0.46	99.80
NET EQUITY	4,234.50	1,113.68

VALUE (R$ MILLION)	ULTRA x CBPI

RELEVANT ACCOUNTS	NET EQUITY AT MARKET
	ULTRA	CBPI
ASSETS	5,503.34	3,787.39

SHORT TERM ASSETS	112.85	1,713.60
LONG TERM ASSETS	125.25	216.93
PERMANENT ASSETS	5,265.25	1,856.86

LIABILITIES	5,503.34	3,787.39

SHORT TERM LIABILITIES	1,268.39	888.88
LONG TERM LIABILITIES	0.46	640.62
NET EQUITY	4,234.50	2,257.89

SHARES EXCHANGE RELATIONS – SUMMARY CHARTS

Based on the above results, the next charts present the exchange relations of the shares of companies Ipiranga with the holding company Ultrapar, in the context of the acquisition process, for purposes of compliance with Article 264 of Law No. 6.404, of 12.15.1976 (Lei das S/A):

PHASE 4 – DPPI SHARES ACQUISITION

NET EQUITY AT MARKET
	ULTRAPAR		DPPI
NET EQUITY AT MARKET (R$ MILLION)	R$	4,234.50	R$	1,073.63
TOTAL SHARES		81,325,409		32,000,000
R$ PER SHARE	R$	52.068629	R$	33.550902
EXCHANGE RATIO		0.644359		1.000000

Obs.: Quantity of ULTRAPAR shares for 1 DPPI share.

PHASE 4 – CBPI SHARES ACQUISITION

NET EQUITY AT MARKET
	ULTRAPAR		CBPI
NET EQUITY AT MARKET (R$ MILLION)	R$	4,234.50	R$	2,257.89
TOTAL SHARES		81,325,409		105,952,000
R$ PER SHARE	R$	52.068629	R$	21.310477
EXCHANGE RATIO		0.409277		1.000000
Obs.: Quantity of ULTRAPAR shares for 1 CBPI share.
PHASE 4 – RPI SHARES ACQUISITION

NET EQUITY AT MARKET
	ULTRAPAR		RPI
NET EQUITY AT MARKET (R$ MILLION)	R$	4,234.50	R$	1,113.68
TOTAL SHARES		81,325,409		29,600,000
R$ PER SHARE	R$	52.068629	R$	37.624304
EXCHANGE RATIO		0.722591		1.000000
Obs.: Quantity of ULTRAPAR shares for 1 RPI share

Table of Contents

1.	INTRODUCTION	8

2.	PRINCIPLES AND QUALIFICATIONS	9

3.	LIMITS OF RESPONSIBILITY	10

4.	APPRAISAL METHODOLOGY	11

5.	PROFILING OF THE IPIRANGA GROUP	13

6.	PROFILING OF THE ULTRAPAR GROUP	25

7.	ACQUISITION OF THE IPIRANGA GROUP: SUMMARY OR OPERATION	36

8.	GENERAL ASSESSMENT CRITERIA	41

9.	ASSESSMENT OF SHAREHOLDERS’ EQUITY AT MARKET OF RPI	49

10.	ASSESSMENT OF THE SHAREHOLDERS’ EQUITY AT MARKET OF CBPI	53

11.	ASSESSMENT OF THE SHAREHOLDERS’ EQUITY AT MARKET OF DPPI	57

12.	ASSESSMENT OF SHAREHOLDERS’ EQUITY AT MARKET OF ULTRAPAR	61

13.	CALCULATION OF SUBSTITUTION RELATIONS	66

14.	CONCLUSION	68

15.	LIST OF ANNEXES	69

1. INTRODUCTION

APSIS CONSULTORIA EMPRESARIAL S/C Ltda. (APSIS) was retained by ULTRAPAR, RPI, DPPI and CBPI to calculate the substitution rations of the RPI, DPPI and CBPI share not belonging to ULTRAPAR, by shares of ULTRAPAR, the shareholder’ equities of all the companies being assessed according to the same criteria and on the same dates at market prices, for purposes of Article 264 of Law No. 6.404, of 12.15.1976 (Lei das S/A).

In preparing this work were used data and information supplied by third parties, as documents and verbal interview with clients. The estimates used in this process are based on documents and information, which include, among others, the following:

•	bylaws or Articles of Incorporation of the companies;

•	financial statements of the group’s companies;

•	organization chart and corporate holdings;

•	list of assets from permanent assets;

•	IAN and ITR of companies;

•	set of architectural plans;

•	areas chart; and

•	documents with general information on the industrial plant assessed, including productive capacity data.

The inspections of the industrial plants were conducted in April, May and June 2007.

The APSIS team responsible for the coordination and performance of this work consists of the following professionals:

•	CESAR DE FREITAS SILVESTRE

accountant (CRC/RJ 044779/O-3)

•	ANA CRISTINA FRANÇA DE SOUZA

civil engineer

post-graduate in accounting science (CREA/RJ 91.1.03043-4)

•	LUIZ PAULO CESAR SILVEIRA

mechanical engineer

Master’s in business administration (CREA/RJ 89.1.00165-1)

•	MARCELO UNFER PARABONI

business administrator

post-graduate in financial administration (CRA/RJ 20-47.164-6)

•	MARGARETH GUIZAN DA SILVA OLIVEIRA

civil engineer, (CREA/RJ 91.1.03035-3)

•	RICARDO DUARTE CARNEIRO MONTEIRO

civil engineer

post-graduate in economic engineering (CREA/RJ 30137-D)

•	SÉRGIO FREITAS DE SOUZA

economist (CORECON/RJ 23521-0)

•	WASHINGTON FERREIRA BRAGA

accountant (CRC/RJ 024100-6 / CVM 6734)

2. PRINCIPLES AND QUALIFICATIONS

This report strictly complies wit the fundamental principles described below.

•	The consultants and appraisers have no personal inclination towards the subject matter involved in this report nor derive any advantage from it.

•	The professional fees of APSIS are not, in any way, subject to the conclusions of this report.

•	The report was prepared by APSIS and nobody, other than the consultants themselves, prepared the analyses and respective conclusions.

•	In this report, one assumes that the information received from third parties is correct, and the sources thereof are contained in said report.

•	To the best knowledge and credit of the consultants, the analyses, opinions and conclusions presented in this report are based on data, diligence, research and surveys that are true and correct.

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APSIS assumes full responsibility for the matter of Appraisal Engineering, including implicit appraisals, in the exercise their honorable functions, primarily established in the appropriate laws, codes or regulations.

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For purposes of projection, we start with the premise of the inexistence of liens or encumbrances of any nature, judicial or extrajudicial, affecting the purpose of the relevant work, other than those listed in this report.

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This Report meets the specifications and criteria established by the rules of the Brazilian Association of Technical Rules (ABNT), the specifications and criteria established by USPAP (Uniform Standards of Professional Appraisal Practice), in addition to the requirements imposed by different bodies, such as: the Treasury Department, the Central Bank of Brazil, CVM (the Brazilian equivalent to the US Securities and Exchange Commission), SUSEP (Private Insurance Superintendence), etc.

•	The report presents all the restrictive conditions imposed by the methodologies adopted, which affect the analyses, opinions and conclusions contained in the same.

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APSIS declares that it does not have any direct or indirect interests in the companies contemplated in this report or their respective controllers or in the operation to which the “Protocol and Justification” refer, there being not relevant circumstance, which may characterize conflict or communion of interests, whether potential or current, to the issuance of this Appraisal Report.

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In the course of our work, the controllers and administrators of the companies contemplated in this report did not direct, limit, hinder or practice any acts, which have or may have compromised access, use or knowledge of information, property, documents or work methodologies relevant to the quality of our conclusions.

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The Report was drafted in strict compliance with the postulates set forth in the Professional Code of Ethics of CONFEA – Federal Council of Engineering, Architecture and Agronomy ad of the Legal Institute of Engineering.

3. LIMITS OF RESPONSIBILITY

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In the preparation of this report, APSIS used historic data and information audited by third parties or not audited and projected unaudited data, supplied in writing or verbally by the company’s administration or obtained from the sources mentioned. Therefore, APSIS assumed as true the date and information obtained for this report and does not have any responsibility in connection with their truthfulness.

•	The scope of this work did not include audit of the financial statements or revision of the works performed by its auditors.

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Our work was developed for use by the applicants contemplating the already descried objectives. It may, thus, be disclosed as part of the documents related to the corporate reorganization of ULTRAPAR (incorporation of shares of RPI, CBPI and DPPI), the mention of this work in related publications being authorized, and it may further be filed at CVM and in the American Securities and Exchange Commission – SEC, as well as made available to shareholders and third parties, including through the websites of the companies involved.

•	We highlight that understanding of the conclusion of this report will be take place by reading it and its annexes in full. Therefore, conclusions from partial reading may not be extracted.

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We do not take responsibility for occasional losses to the applicant and its shareholders, directors, creditors or other parties as a result of the use of data and information supplied by the company and set forth in this report.

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The analyses and conclusions contained herein are bases on several premises, held on this date, of future operational projections, such as: macroeconomic factors, amounts practiced by the market, exchange rate variations, sale prices , volumes, market share, revenues, taxes, investments, operational margins, etc. Thus, future results may differ from any prediction or estimate contained in this report.

•	This appraisal does not reflect events and their respective impacts, having occurred after the date of issue of this report, other than those listed in Chapter 7.

4. APPRAISAL METHODOLOGY

APPROACH OF ASSETS – PL A MARKET

This methodology derives from generally accepted accounting principles (PCGA), where the financial statements are prepared based on the principle of historic or acquisition cost.

Due to this principle and to the fundamental principle of accounting, the book value of the asset of a company less the book value of its liabilities equals the book value of its shareholders’ equity.

The application of the methodology is based on the book values of the assets and liabilities and requires adjustments to some of these items so as to reflect their probable realization values. The result of the application of this method may provide an initial basis of the company value, as well as a useful basis for comparison with the result of other methodologies.

On the other hand, the basic principles of economy allow us to create the following appraisal technique: the value defined for assets less liabilities equals the value defined for a company’s shareholders’ equity. From an appraisal perspective, the relevant value definitions are appropriate to the objective of the appraisal.

The assessment of assets, therefore, aims at appraising a company according to the adjustment of the book value (net balance) to their respective fair market values. The assets and liabilities deemed relevant are assessed by their fair market value, a comparison being made between this amount and its book value (net balance).

The general appraisal criteria applied in the adjustment of assets subject to appraisal at market value, are detailed in Chapter 10 of this report.

These adjustments, duly analyzed, are added to the book Shareholders’ Equity value, determining thus the market value of the company by approaching the assets. The fair market value of the company will be the Shareholders’ Equity value, considering the adjustments found for the assets and liabilities appraised.

It should be stressed that it was not the purpose of our work to identify and make a valuation of the assets that were not accounted for in the financial statements of the companies; nor the identification and quantification of liabilities not recorded or not disclosed by the Company’s Administrations.

In this appraisal, the objective and scope of the methodology adopted was to appraise a going concern, therefore, the expenses incurred with realization of the assets or enforcement of liabilities, as well as related to the bankruptcy or liquidation of companies were not considered in the calculations.

MAIN STAGES OF THE APPRAISAL

•	Reading and analysis of the company’s balance sheets.

•	Analysis of the assets and liabilities accounts recorded in the company’s balance sheet, to identify accounts subject to adjustments, as well as calculation and their probable market value.

•	Adjustments of the property, plant and equipment of the companies by their respective market value based on the equity appraisals performed by Apsis.

•	Application of the equity method of accounting on the shareholders’ equity at market value of the subsidiaries and associated companies for calculation of the value of investments.

•	Calculation and market value of the shareholders’ equity of the companies and their shares and/or quotas.

5. PROFILING OF THE IPIRANGA GROUP

The Ipiranga Group, one of the largest and most traditional business conglomerates in Brazil, operates in the same segments as Petrobras, Ultrapar e Braskem. It is the second largest distributor of fuels in Brazil, with a network of 4,240 stations. It also has prominent participation in the petrochemical sector, with production of circa 650 thousand tons of petrochemical resins through IPQ, in addition to sharing, with Braskem, control of Copesul – the second largest center of petrochemical raw materials in Brazil. In 2006, the consolidated net revenue of the Ipiranga Group totaled R$ 31 billion, with R$ 1.0 billion of EBITDA and R$ 534 million in net profits. The figure below presents the corporate structure of the group before Stage 1 of the acquisition process:

With its origins in the first half of the XX century, the Companies of the Ipiranga Group develop activities in diverse sectors from the petrochemical industry to the production of tar, including refinery and distribution of fuels. We will present below a description of the group’s companies, per sector of activity.

REFINARIA DE PETRÓLEO IPIRANGA (RPI)

(IPIRANGA PETROLEUM REFINERY)

Refinaria de Petróleo Ipiranga is quite old. It was inaugurated in 1937 in the city of Rio Grande (RS), marking the beginning of the petroleum industrialization process in the country and originating the Ipiranga Petroleum Companies. Currently, its industrial plant occupies an area of 40 hectares, with capacity to produce 17 thousand barrels/day of petroleum.

In 1988, the Turbo-Generator operation was consolidated. The Turbo-Generator was intended to promote the self-generation of electric energy, contributing to improvement of the environment surrounding the Company, by reducing the emission of gases into the atmosphere. Also in the same year, the new Products Reception and Issue terminal entered into operation. It was built to speed up the entry and exit operation of products from the Refinery.

In 1998, Refinaria Ipiranga was authorized to produce with capacity of 12,580 barrels per day, by Article 55 of the new Legislation for the activity, according to the characteristics and capacities of its respective facilities.

From 1999, considering the possibility of importing petroleum, the Refinery started to acquire the raw material for its process, using supply alternatives also through the foreign market. By 2002, the modifications in the main process units of the Refinaria Ipiranga were concluded, contemplating the 1st stage of expansion and modernization of the industrial park.

The level of conversion was expanded and the metallurgy of main equipment improved. The nominal petroleum processing capacity was expanded in more than 35%, reaching 17,000 barrels per day.

In 2003, the construction of petroleum tank with storage capacity of 30,000 m³ was started. The tank was concluded in 2004. Still in 2003, Refinaria Ipiranga started to invest in the quality improvement project of special solvents.

DESCRIPTION OF THE REFINING PROCESS

The figure below presents a summarized scheme of the production process, which may be better visualized in the specific assessment report RJ-0117/07-01:

After the acquisition of the Ipiranga Group, the operating assets of RPI will be administered jointly by the three purchasing companies.

PETROCHEMICAL ASSETS

Still, within the petrochemical production sector, we can visualize in the corporate structure of the Ipiranga Group four relevant companies: (i) IPIRANGA PETROQUÍMICA S/A (IPQ); (ii) COMPANHIA PETROQUÍMICA DO SUL (COPESUL); e (iii) EMPRESA CARIOCA DE PRODUTOS QUÍMICOS S/A (EMCA). We will begin with COPESUL, because it is a 1st generation industry in the petrochemical chain.

THE RAW MATERIALS CENTER – COPESUL

Copesul is a 1st generation company (also know as raw materials centers), located in Pólo Petroquímico do Sul (Southern Petrochemical Pole), Triunfo, RS, which processes naphtha , principally, in addition to condensate and LPG to generate the basic products that feed the 2nd generation industries of the production chain.

Copesul supplies the basic petrochemicals necessary to the production of innumerable articles present in modern life. Processing raw materials derived from petroleum (naphtha, LPG, condensate), the company produces ethene, propene, butadiene, benzene, solvents and fuels, which in turn will be raw materials for four large production chains:

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Thermoplastic resins chain: produced from ethene and propene by the second generation industries of Pólo Petroquímico do Sul (Ipiranga Petroquímica, Braskem, Petroquímica Triunfo and Innova), they are commercialized with the plastic transformation industries.

•	Elastomers chain: also produced by the companies of Pólo do Sul (Petroflex and DSM Elastômeros), they are commercialized with the rubber transformation industries.

•	Solvents chain: covers the industry of paints, shoes, furniture, agricultural industry and other sectors which process basic petrochemicals for the production of solvents, adhesive and others.

•	Fuels chain: covers fuel distributors and others.

Copesul has installed capacity to process 3.7 million tons /year of naphtha, with flexibility to use LPG and/or light condensate. Naphtha is a hydrocarbon in liquid form, derived from petroleum, which is quite similar to gasoline. Petrobras/Refinaria Alberto Pasqualini (Refap), of Canoas (RS), is the exclusive supplier of naphtha for Copesul taken by an underground pipeline to the South Petrochemical Pole.

As Refap does not have sufficient production capacity, a part of naphtha arrives in the state by the maritime terminal of Petrobras in the northern coast. Copesul’s tankage park with Petrobras/Tedut, in the municipality of Osório, has capacity for 170 thousand cubic meters and guarantees the maintenance of strategic tanks. The transfer of naphtha to Refap also occurs by an underground pipeline.

With naphtha and condensate gas, Copesul produces 3.2 million annual tons of Aromatics and Olefins, such as ethene, propene, butadiene, toluene and other solvents, gasoline and other fuels (see the produced capacity in the chart below). It also produces and supplies to the other companies of the Pole utilities such as treated water (drinking, demineralized and service water), steam, hydrogen and maintenance services.

The figure below presents a summary of the production capacities per product, whose processes can be better visualized in the specific report RJ-0117/07-8:

Production Capacity per Product (in thousand tons/year)

Benzene	265
Butadiene	105
Butene 1	40
Aromatic C9	76
Ethylene	1.200
Gasoline	177
LPG	24
MTBE	115
Diesel Oil	—
Low-Sulfur-Content Petrochemical Oil	169
Propane	16
Propene	581
Light Acyclic Solvent	—
Toluene	91
Mixed Xylenes	66

After the acquisition of the Ipiranga Group, COPESUL’s share (29.46%) held by IPQ will be owned by BRASKEM (60%) and PETROBRAS (40%).

IPIRANGA PETROQUÍMICA S/A (IPQ): THE 2ND GENERATION

Ipiranga Petroquímica (IPQ) is an industry that manufactures thermoplastic resins used in innumerable day-to-day products, such as in the fabrication of film for packages, flasks, domestic utensils and special pipes. Ipiranga Petroquímica produces more than 700 thousand tons per year of four thermoplastic resins, the high, medium and low linear density polyethylene (PEAD, PEMD e PEBDL), and polypropylene (PP) in five industrial plants, located in Pólo Petroquímico de Triunfo—RS—Brazil.

You will find below a summary of the production capacities of each of the five plants, whose production processes may be better visualized in the specific report RJ-0117/07-6:

•	Industrial Plant 1 – PEAD (high density polyethylene)

Beginning of operation: 1982

Capacity: 140,000 ton/year

Technology: Hostalen/Basell

•	Industrial Plant 2 – PEAD

Beginning of operation : 1990

Capacity: 120,000 ton/year

Technology : Hostalen/Basell

•	Industrial Plant 3 – PEAD

Beginning of operation: 1996

Capacity: 140,000 ton/year

Technology: Hostalen/Basell

•	Industrial Plant 4 – PEBDL/PEAD/PEMD

Beginning of operation: 1999

Capacity: 150,000 ton/year

Technology: Spherilene/Basell

•	Industrial Plant 5 – PP

Beginning of operation: 1999

Capacity: 150,000 ton/year

Technology: Spheripol/Basell

After the acquisition of the Ipiranga Group, the operating assets of IPQ will become the property of BRASKEM (60%) and PETROBRAS (40%).

EMPRESA CARIOCA DE PRODUTOS QUÍMICOS – EMCA

EMCA is headquartered in Camaçari Petrochemical Pole – Bahia. It is the main producer of white mineral oils and special fluids of Latin America, producing also special fluids and solid petroleum jelly. Using leading edge technology in refinery of fractions of petroleum by the process of catalytic hydrogenation, it places at the disposal of its clients, products of a high degree and high performance for application in the most various industrial segments, such as: Pharmaceutical Industries, Food, Cosmetic, Plastic, Textile, Agricultural Defensives, Veterinary Products, Rubbers and Special Lubricants industries.

The EMCA products are processed by Catalytic Hydrogenation in 2 stages at the temperatures of 200 to 360 °C, pressure of 225 kg/cm2 and hydrogen purity greater of more than 95% and finally the finish by distillation and drying. The production processes may be visualized in the specific report RJ-0117/07-09.

After the acquisition of Ipiranga Group, the operating assets of EMCA will be owned by ULTRAPAR.

DISTRIBUTION ASSETS

The distribution assets of the Ipiranga Group are concentrated in the following companies:

•	IPIRANGA QUÍMICA DISTR. QUÍMICOS (IQ) – concentrates the distribution assets of petrochemical products;

•	CBPI and AM/PM COMESTÍVEIS LTDA (AMPM) – concentrate the distribution assets of fuels across Brazil, with the exception of Rio Grande do Sul and West of the southern coast of Santa Catarina;

•

DPPI, ISA-SUL ADMINISTRAÇÃO E PARTICIPAÇÕES LTDA (ISASUL) and COMERCIAL FARROUPILHA LTDA (COFAL) – concentrate the distribution assets of fuels in Rio Grande do Sul and west and southern coast of Santa Catarina.

IQ

Responsible for the distribution of products from Empresas Petróleo Ipiranga, the Ipiranga Química is one of the main distributors of chemical products of South America. Its infrastructure consists of three centers, three logistics bases and tanks in four Brazilian ports, scattered in the states of Rio Grande do Sul, Rio de Janeiro, São Paulo, Paraná, Pernambuco and Bahia.

The main operating assets of IQ are concentrated in three large distribution centers: (i) GUARULHOS; (ii) CANOAS and (iii) DUQUE DE CAXIAS. The description of these assets is in specific report RJ-0117/07-07.

After acquisition of the Ipiranga Group, the operating assets of IQ will be owned by BRASKEM (60%) and PETROBRAS (40%).

CBPI and AMPM

CBPI acts largely in the network of service stations and currently has 3,279 active service stations that carry the Ipiranga flag, located in almost all of the national territory, not operating only in the states of Roraima, Amapá, Rio Grande do Sul and in the regions West and South of Santa Catarina (the latter two states belong to the performance area of DPPI). From this total, CBPI has land and buildings of 236 stations, and AMPM of 56 stations. In the others, the plots of land and constructions are by third parties.

In addition to fuel stations, CBPI has 36 distribution bases and a lubricants plant located in Rio de Janeiro.

The description and location of the relevant operating assets of CBPI may be visualized in specific reports RJ-0117/07-02 (CBPI-NORTE), RJ-0117/07-03 (CBPI – SUL) and RJ-0117/07-05 (AMPM).

The principal supplier, of petroleum derivatives commercialized by CBPI, is Petrobras, with circa 97.11% of the total volume. Carbureting alcohol (anhydrous and hydrated) is acquired in the Brazilian market, in diverse producing plants.

CBPI has experienced increases in sales volume, having presented a growth of 3.0%, in 2006. In sales of gasoline, alcohol and diesel, CBPI presented a growth of 3.1% in 2006.

Participation of the Brazilian Market

	Market Participation (gasoline, diesel and hydrated alcohol)
Companies	2006 (%)	2005 (%)	Variation (%)
CBPI	17.0	16.8	0.2
DPPI	2.6	2.6	0.0

Total Ipiranga	19.6	19.4	0.2

Competitor A	27.8	28.4	(0.6)
Competitor B	11.4	11.3	0.1
Competitor C	8.8	8.9	(0.1)
Competitor D	6.2	6.8	(0.6)
Others	26.2	25.2	1.0

Source: ANP (2006 the data are accrued to November)

After the acquisition of the Ipiranga Group, the operating assets related to the distribution activity of CBPI and AMPM will be owned by ULTRAPAR and PETROBRAS, in the following divisions:

CBPI and AMPM—NORTH (PETROBRAS) – operating assets located in the states of BA, DF, GO, MS, MT, PE, RN, RO and TO.

CBPI and AMPM – SUL (ULTRAPAR) – operating assess located in the states of ES, MG, PR, RJ, SC and SP.

DPPI, ISASUL and COFAL

DPPI is responsible for the distribution of the fuels of Ipiranga in Rio Grande do Sul and in the west and south coast of Santa Catarina, with a network of 935 service stations carrying the Ipiranga flag. From this total, DPPI has land and constructions of 42 stations, ISASUL of 137 stations and COFAL of 7 stations. In the others, the land and constructions are by third parties.

In addition to the fuel stations, DPPI has 7 distribution bases and a lubricants plant.

The description and location of the relevant operational assets of DPPI, ISASUL and COFAL can be visualized in specific report RJ-0117/07-04.

The principal supplier of petroleum derivatives commercialized by PPI is Refinaria Alberto Pasqualini (REFAP S. A.). Carbureting alcohol (anhydrous and hydrated) is acquired in the internal market, in several production plants.

In 2006, the market in which DPPI performed has still suffered impacts related to the severe draught occurred in the state of Rio Grande do Sul in 2005. In this scenario, DPPI, in 2006, commercialized a total of 1,8837.55 thousand m³ in products, a volume 0.6% lower than the previous year.

DPPI is a market leader in the state of Rio Grande do Sul, presenting in the accumulated period from January to November 2006, 35.88% of market share in gasoline, alcohol and diesel, according to the information available in ANP.

After the acquisition of the Ipiranga Group, the operational assets of DPPI will be owned by ULTRAPAR.

PROVISION OF SERVICES: OTHER COMPANIES

The other companies of the Ipiranga Group were created to give support to the operational companies of the group, described previously, through the provision of specific services in company or use of the existing customer base. They are companies of secondary importance, without relevant operational assets, listed below by name, sector of performance and owner after acquisition:

•	IPIRANGA QUÍMICA ARMAZÉNS GERAIS – LOGÍSTICA – BRASKEM (60%) and PETROBRAS (40%).

•	ISATEC—PESQUISA, DESENVOLVIMENTO E ANALISES QUIMICAS LTDA – P&D – BRASKEM (60%) and PETROBRAS (40%).

•	TROPICAL TRANSPORTES IPIRANGE LTDA – LOGÍSTICA – ULTRAPAR

•	NATAL TRADING LTD – TRADING COMPANY – BRASKEM (60%) and PETROBRAS (40%).

•	IPIRANGA SA (ARGENTINA) – TRADING COMPANY – BRASKEM (60%) and PETROBRAS (40%).

•	IPIRANGA PETROQUIMICA CHILE LTDA – TRADING COMPANY – BRASKEM (60%) and PETROBRAS (40%).

•	IPQ PETROQUIMICA CHILE LTDA – TRADING COMPANY – BRASKEM (60%) and PETROBRAS (40%).

•	IPIRANGA TRADING LTD – TRADING COMPANY – ULTRAPAR

•	IPIRANGA COMERCIAL IMPORTADORA E EXPORTADORA LTDA – TRADING COMPANY – ULTRAPAR

•	CENTRO DE CONVENIÊNCIAS MILLENNIUM LTDA – RETAIL SERVICES – ULTRAPAR

•	IPIRANGA IMOBILIARIA LTDA – REAL ESTATE ADMINISTRATION – ULTRAPAR

•	MAXFÁCIL PARTICIPAÇÕES – FINANCIAL SERVICES – ULTRAPAR

IPIRANGA ASFALTOS S/A – IASA

IASA is a company of the Ipiranga Group acting in the paving technology segment. It has 8 industrial units, 03 sales offices, 4 operating terminals and one development center. Although it does not have relevant industrial assets, IASA was included in the scope of assessment at market because it is considered a strategic company in its sector. Greater details on its operational assets can be found in specific report RJ-0117/07-10.

After the acquisition of Ipiranga Group, the operational assets of IASA will be owned by PETROBRÁS.

6. PROFILING OF THE ULTRAPAR GROUP

ULTRAPAR PARTICIPAÇÕES S.A.(ULTRAPAR) was created in December 1953 and its origins date back to ‘30s, when Companhia Ultragaz was founded, with the introduction of LPG, kitchen gas, in Brazil. The holding structure of ULTRAPAR, immediately prior to the acquisition of the Ipiranga Group, is subdivided according to its three areas, its operational assets being organized below three holdings: (i) ULTRAGAZ PARTICIPAÇÕES LTDA (ULTRAGAZ), leader of the Brazilian distribution market of Liquefied Petroleum Gas (LPG), with 24% ; (ii) OXITENO S/A – INDÚSTRIA E COMÉRCIO (OXITENO), the largest manufacturer in Mercosul of ethene oxide and its main derivatives as well as the larges producer o chemical specialties in Brazil; and (iii) ULTRACARGO—OPERAÇÕES LOGÍSTICAS E PARTICIPAÇÕES LTDA (ULTRACARGO), one of the largest providers of integrated services of road transport, storage and handling of chemical products and fuels in Brazil. In addition to the three holdings related to the business segments, ULTRAPAR participates directly in more than one company, IMAVEM, manager of non-operating assets of the group and owner of the headquarters building.

In 2006, the three combined businesses posted net revenues of R$ 4.8 billion, cash generation, by the EBITDA concept, of R$ 516 million, and net profits of R$ 282 million. From 1998 (the last year before the company went public), Ultrapar has presented annual average compound growth of 15% in EBITDA and of 26% in net profits.

The company employs circa 6.9 thousand people and has operations in Brazil and Mexico. The LPG operation is present throughout the national territory, supplying circa 10 million homes and 30 thousand companies.

The structure of the ULTRAPAR Group, immediately prior to stage 1 of the acquisition process, can be visualized on the next page.

PETROCHEMICAL ASSETS: THE OXYTENE DIVISION

The 2nd generation Oxytene petrochemical division of the Ultrapar Group, being the only Brazilian producer of ethene oxide, ethene glycol, ethanolamins, glycolic ethers and glycolic ethers acetates. The Oxytene division is also the largest producer of chemical specialties in Brazil. The products of the Oxytene division are used in several growing segments of the national and international markets, including the segments of polyester, packages, paints, varnishes and cosmetics.

The Oxytene division has seven industrial units located in Brazil and three located in Mexico, distributed into the 4 operating companies of the division: OXITENO NORDESTE S/A—INDUSTRIA E COMÉRCIO (OXITENO NE), OXITENO S/A—INDUSTRIA E COMERCIO (OXITENO S/A), OLEOQUIMICA INDUSTRIA E COMERCIO DE PRODUTOS QUIMICOS LTDA (OLEOQUÍMICA) and CANAMEX QUIMICOS S/A (CANAMEX). The Brazilian plants are located in Camaçari/BA (two plants), Mauá/SP (two plants), Tremembé/SP (a plant), Suzano/SP (one plant), Triunfo/RS (one plant) and three Mexican ones, located in the cities of Coatzacoalcos, Guadalajara and San Juan Del Rio, the latter acquired in April 2007.

The map on the next page has the location of the plants.

MAIN INDUSTRIAL UNITS

San Juan del Rio
Coatzacoalcos
Guadalajara
Camaçari
Tremembe
Suzano
Mauá
Triunfo

PRODUCTION PROCESS

The figure below presents the typical production process of the plants of the Oxytene division, taking as an example the Camaçari plant, because it is the most complete.

SUMMARY OF INDUSTRIAL UNITS

BRAZILIAN PLANTS

CAMAÇARI UNIT – Installed in the Petrochemical Complex of Camaçari/BA, it is the largest producer of ethene oxide producer and its derivatives in Latin America. Ethylene glycols, ethanolamins, glycolic ethers and tensoactive ethoxylates are the main product families of this unit. Its annual production capacity is 260,000 ton/year of ethene oxide, 285,000 ton/year of ethylene glycols, 45,000 ton/year of ethanolamins, 25,000 ton/year of glycolic ethers and 130,000 ton/year of ethoxylates.

MAUÁ UNIT– Pioneer in the production of ethene oxide and its derivatives in Brazil, it produces a large variety of products resulting from reactions of alkylation, alkylation, esterification, tensoactives formulation, functional fluids and heterogeneous catalysts. It is located in the petrochemical pole of Mauá, state of São Paulo and is subdivided into two industrial units referred to as Mauá Petroquímica and Mauá Química. Mauá Petroquímica produces ethene oxide, which is transported to Mauá Química for production of its subproducts. Together, their production capacity is 52,000 ton/year of ethene oxide, 35,000 ton/year of ethylene glycols, 40,000 ton/year of glycolic ethers, 25.000 ton/year of ethoxylate derivatives, 32,000 ton/year of acetates, 10,000 ton/year of C4+C5 alcohols, 17,000 ton/year of alkylation, 4,000 ton/year of esterification, 3,000 ton/year of emulsifiers and 30,000 ton/year of functional fluids.

TREMEMBÉ UNIT – Located in the Paraíba Valley, between the São Paulo and Rio de Janeiro business centers, this unit fabricates mostly tensoactives and chemical specialties by processes of sulphatation/sulphonation, polymerization, starchification and esterification. It relies also on production units of liquids for brakes and specialties for the agrochemical sector. Its annual production capacity is 10.000 ton/year of esterification, 3,200 ton/year of hydraulic fluids, 15,000 ton/year of specialties, 30,000 ton/year of sulphonates and sulphates, 10,000 ton/year of betaine, 5,000 ton/year of sulphated napthalene and 11,000 ton/year of agrochemical blends.

TRIUNFO UNIT – Sole Brazilian producer of methylethylketone and sec-buthanol, this unit is located in the petrochemical complex of Triunfo, at 60 kilometers from Porto Alegre, Rio Grande do Sul. Its annual production capacity is 35,000 ton/year of methylethylketone (MEK) and 40,000 ton/year of sec-buthanol.

SUZANO UNIT – Located in the state of São Paulo, it produces 13,300 ton/year of sulphonated and sulphated products.

OLEOCHEMISTRY UNIT – The Oxytene unit constituted the Oleochemistry unit in November 2004 for construction of a production unit of grease alcohols with co-production of grease acids, in the Petrochemical Pole of Camaçari, Bahia. The plant is under civil construction, with equipment being assembled.

Total production capacity of the Oleochemistry unit is estimated at 100 thousand tons/year, considering the entire product line. Today, these products are imported and already largely used by the Oxytene unit in its line of tensoactives. The Oxytene unit will stop importing grease alcohols and will import raw material for the production of grease alcohols and acids. The main raw materials used in the new plant are of natural origin such as palm and coconut vegetable oils.

In addition to adding value in Oxytene’s product line, the new unit should generate an increase of US$ 80 million per year in the company’s invoicing.

MEXICAN PLANTSS

COALZACOALCOS UNIT – Located in the state of Veracruz, Mexico, this unit manufactures primarily ethoxylated tensoactives. Its privileged geographical position facilitates the logistics to service several markets.

GUADALAJARA UNIT – Located in the capital of the state of Jalisco, Mexico, it produces ethoxylates and copolymers of propylene and ethene oxide. IN this unit, there is also a unit that produces grease esters.

SAN JUAN DEL RIO UNIT – Located in the state of Queretaro, in San Juan Del Rio, Mexico, it produces sulphated and sulphonated products. Its privileged position facilitates the logistics to service especially the internal market. It has a “falling-film” Ballestra technology reactor with production capacity of 1ton/h.

The Mexico units together produce 65,000 ton/year of Ethoxylates/propoxylates, 13,000 ton/year of grease esters and 8,000 ton/year of nonylphenol.

More details on the operational assets of the industrial units above are found in specific reports RJ-0117/07-11 (OXYTENE-BRAZILIAN PLANTS) and RJ-0117/07-15 (OXYTENE – MEXICAN PLANTS).

STORAGE OF ASSETS AND INTEGRATED LOGISTICS: THE ULTRACARGO DIVISION

Ultracargo is a company of the Ultra Group that designs, operates and generates logistical services by integrating the products and information flows of companies that deal in products that require special handling by a wide base of qualified persons and transport and storage assets, strategically located in ports and bypasses.

Ultracargo is a leader in logistics for chemical products and fuels in Brazil. Among its solutions, it offers transport services, which it operates with own and third party fleets, and storage, with storage facilities in port terminals and railroad branches. The transport services include integrated multimodal transports and reception and issuance of goods operations at its customers. It also performs loading and unloading from vessels, operates pipelines, logistical scheduling and installation engineering.

The relevant operating assets of the ULTRACARGO division are allocated in two companies, according to its activity, namely:

•

TRANSULTRA – ARMAZENAMENTO E TRANSPORTE ESPECIALIZADO LTDA (TRANSULTRA) – integrated logistics / intermodal transport – it has 18 logistical bases, which have handled cargoes along 43 million kilometers in 2006.

•	TERMINAL QUIMICO DE ARATU SA – TEQUIMAR (TEQUIMAR) – it has nine liquids tankage and solids storage terminals. Average storage in 2006, in the segment of liquids and gas products was 240 thousand m3.

The table below presents a summary of the location of the bases of ULTRACARGO, by company:

Location of Ultracargo
Tequimar – Terminals	Transultra – Logistical Bases
Suape/PE	Camaçari/BA
Aratu/BA	Paulínia/SP
Montes Claros/MG	Mauá/SP
Tatuí/SP	Aracajú/SE
Paulínia/SP	Araucária/PR
Santos/SP	Canoas/RS
Maceió/AL	Fortaleza/CE
Camaçari/BA	Ipojuca/PE
Itajaí/SC
Jaçatuba/SP
Maceió/AL
Rio de Janeiro/RJ
Senador Canedo/GO
Tatuí/SP
Taubaté/SP

More details on the operating assets of the units above in specific report RJ-0117/07-12.

DISTRIBUTION ASSETS: THE ULTRAGAZ DIVISION

The ULTRAGAZ division is a leader in the Liquefied Petroleum Gas (LPG) distribution market, serving the home and company segments in several Brazilian states.

Total sales volume in was 1.5 million tons in 2006, representing circa 10 million homes and more than 30 thousand companies.

The approximate configuration of operating assets totals 15 bottling bases, 21 storage bases, 84 own stores, 4,000 resale points and more than 1,500 vehicles, processing marketing of around 7 million cylinders / month through the following operating companies:

•	BAHIANA DISTRIBUIDORA DE GÁS LTDA (BAHIANA)

•	UTINGAS ARMAZENADORA S/A (UTINGÁS)

•	COMPANHIA ULTRAGAZ SA (ULTRAGAZ)

•	SPGÁS DISTRIBUIDORA DE GÁS LTDA (SPGAS)

The location of each base, as well a detailed description of operating assets can be visualized in specific report RJ-0117/07-13.

PROVISION OF SERVICES: OTHER COMPANIES

The other companies of the Ultrapar Group were created to support the group’s operating companies, described above, by providing specific in company services or use of the existing customer base. They are companies of secondary importance, without significant operating assets, listed below by name and segment:

•	QUÍMICA DA BAHIA – CHEMISTRY

•	OXITENO ARGENTINA – TRADING COMPANY

•	OXITENO INTERNATIONAL – TRADING COMPANY

•	OXITENO OVERSEAS – TRADING COMPANY

•	MELAMINA – CHEMIXTRY

•	LPG Inc. – TRADING COMPANY

•	PLENOGÁS – RETAIL TRADE (LPG)

•	METALPLUS – METALLIC PACKAGES FABRICATION

IMAVEM IMÓVEIS E AGROPECUÁRIA LTDA (IMAVEM)

IMAVEM is a company of the Ultrapar Group, which holds the group’s operating assets, that is, the headquarters at Av. Brigadeiro Luis Antônio and other assets linked to the corporate staff.

Although it does not have significant operating assets, compared with the operating divisions of the group described above, it was decided to include it in the scope of companies evaluated because it contains the group’s headquarters.

Full description of this asset can be visualized in specific report RJ-0117/07-14.

7. ACQUISITION OF THE IPIRANGA GROUP: SUMMARY OR OPERATION

The Ipiranga Group was acquired by the companies PETRÓLEO BRASILEIRO S/A (PETROBRAS), BRASKEM S/A (BRASKEM) e ULTRAPAR PARTICIPAÇÕES S/A (ULTRAPAR), the latter being a commissionaire for the account and order of the former in the acquisition process. After the conclusion of the acquisition, Ultrapar shall hold the distribution business of fuels and lubricants, located in the south and southeast regions (“South Distribution Assets”). Petrobras will hold the distribution business of fuels and lubricants located in the north, northeast and Midwest regions (“North Distribution Assets”). Braskem and Petrobras will hold the petrochemicals, represented by Ipiranga Química S.A., Ipiranga Petroquímica S.A. (“IPQ”) and by the latter’s holding in Copesul – Companhia Petroquímica do Sul (“Copesul”), in the proportion of 60% to Braskem and 40% to (“Petrochemical Assets”). The assets related to petroleum refining operations held by RPI will be shared equally by Petrobras, Ultrapar and Braskem.

As described in the Material Fact “ACQUISITION OF IPIRANGA GROUP”, published on March 19, 2007, the operation is divided into five stages, namely:

1.	Acquisition of shares of Controlling Shareholders of Ipiranga by Ultrapar;

2.	Public Tag Along Offering for acquisition of common shares issued by RPI, DPPI, CBPI and IPQ;

3.	Public Offering for Cancellation of Registration of Public Limited Company of Copesul;

4.	Incorporation by Ultrapar of shares issued by RPI, DPPI and CBPI;

5.	Segregation and transfer of assets acquired by PETROBRAS and BRASKEM.

The next figures present the following corporate structures at 3 different moments: (i) ULTRAPAR and IPIRANGA, on the base date of this report, i.e., immediately before stage 2; (ii) ULTRAPAR after the conclusion of stage 2 and immediately prior to stage 4, with the premise that 96.62% of the common shares of RPI, 96.84% of DPPI and 93.18% of CBPI will be owned by ULTRAPAR and controlled after this stage; and (iii) ULTRAPAR after stage 4.

OWNERSHIP STRUCTURE ON 30/SEPTEMBER/2007 (without IPIRANGA)

ULTRAPAR PARTICIPAÇÕES
VC 100% TC 100%
OXITENO S.A.
IMAVEM
ULTRACARGO
ULTRAGAZ
Oleoquímica
Oxiteno Nordeste
Oxicap
Barrington
Transultra
Melamina
Bahiana
Utingás
SPgás
LPG Inc.
Plenogás
VC 99% TC 99%
VC 56% TC 56%
VC 33% TC 33%
VC 25% TC 25%
VC 100% TC 99%
VC 20% TC 20%
VC 20% TC 19%
VC 40% TC 42%
VC 40% TC 38%
VC 50% TC 50%
VC 80% TC 80%
Química Bahia
Oxiteno Argentina
Canamex Químicos
Oxiteno Internacional
Tequimar
Petrolog
Cia Ultragaz
Corporativos
Industriales
Oxiteno Overseas
Metalplus
LEGENDA
ASSETS AT MARKET
VC VOTING CAPITAL
TC TOTAL CAPITAL

GRUPO ULTRA

OWNERSHIP STRUCTURE ON 30/SEPTEMBER/2007

RPI
CBPI
DPPI
VC 15.25%
TC 7.65%
VC 24.81%
TC 11.42%
VC 62.88%
TC 21.01%
VC 58.53%
TC 58.53%
IQ
100%
VC 41.47%
TC 41.47%
VC 99.85%
TC 99.85%
IQ Armazens Gerais
100%
VC 0.15%
TC 0.15%
Tropical Transportes
100%
ISA-SUL Imóveis
100%
VC 34.00%
TC 34.00%
Maxfácil Participações
50%
VC 16.00%
TC 16.00%
COFAL Rev. Derivados
100%
Maxfácil SCFI
100%
Ipiranga Adm. de Bens Móveis
100%
VC 99.00%
TC 99.00%
VC 1.00%
TC 1.00%
ISATEC
100%
EMCA Óleos Especiais
100%
I. Comercial Imp. e Exp.
100%
IPQ
Ipiranga Asfaltos
100%
Ipiranga Logística
100%
COPESUL
VC 29.46%
TC 29.46%
Ipiranga Trading
100%
Natal Trading
100%
AM/PM
100%
Millennium
100%
Ipiranga Argentina
100%
Ipiranga Imobiliária
100%
Ipiranga Petr. Chile
100%
Transportadora Sulbrasileira de Gás
20%
IPQ Petr.
100%
Usina Termelétrica
26%
CAPTION
ASSETS AT MARKET
ULTRA
PETROBRAS
BRASKEM
VC VOTING CAPITAL
TC TOTAL CAPITAL

GRUPO IPIRANGA

OWNERSHIP STRUCTURE (PRIOR TO OPERATION)

ULTRA
IMAVEM
ULTRAGAZ
OXITENO
ULTRACARGO
RPI
40.28%
RPI MINORITY
VC 3.38%
TC 59.72%
34.47%
DPPI MINORITY
CV 2.64%
CT 57.88%
2.78%
CBPI MINORITY
CV 4.00%
CT 64.79%
7.65%
DPPI
21.01%
11.42%
CBPI
CAPTION
VC VOTING CAPITAL
TC TOTAL CAPITAL

GRUPO ULTRA

OWNERSHIP STRUCTURE AFTER SHARES ACQUISITiON

ULTRA
IMAVEM
ULTRAGAZ
OXITENO
ULTRACARGO
RPI
100.00%
92.35%
67.57%
DPPI
7.65%
CBPI
21.01%
11.42%

GRUPO ULTRA

8. GENERAL ASSESSMENT CRITERIA

This report was prepared to comply with the terms provided in Article 264 of Law No. 6.404, of 12.15.1976 (Lei das S/A), so as to assess the shareholders’ equity of all the companies directly involved in the acquisition process (ULTRAPAR, RPI, CBPI e DPPI), according to the same criteria and on the same dates at market prices, in the context of stage 4 of the acquisition process of the Ipiranga Group.

EVENTS AND ADJUSTMENTS CONSIDERED IN THE ASSESSMENT

In this assessment, we consider the effects of conclusion of stage 2, described in the Material Fact “ACQUISITION OF IPIRANGA GROUP”, which consists of the Public Tag Along Offering for the acquisition of the common shares issued by RPI, DPPI and CBPI. We have adopted the premise that, at the end of this stage, 96.62% of the common shares of RPI, 96.84% of DPPI and 93.18% of CBPI will be owned by ULTRAPAR and controlled. These events are considered in the adjusted balance sheet of ULTRAPAR.

The table below presents the general criteria defined for assessment of each account and/or group of accounts of the companies involved in the operation:

ACCOUNT GROUPS	PREMISES	ASSESSMENT CRITERIA
GENERAL	Accounts with value of less than R$500 thousand were not analyzed; the book value was maintained, with the exception of those that were consolidated in a specific group.	Market value identical to book value.

Cash, banks and financial investments.	Highly liquid assets, with book values equal or very close to market value.	Market value identical to book value. The Financial Investments are substantially hedged by CDI (Interbank Deposit Certificate), according to note of financial instruments of ITR, there being not market adjustments.

ACCOUNT GROUPS	PREMISES	ASSESSMENT CRITERIA
Accounts Receivable– National and Foreign	Represented by: • Trade bills receivable and Financing to customers for renovation and modernization of stations, acquisition of products and market development, net of :	Assessed, when applicable, for the value receivable, net of built-in interest on the sale price.
(Current and Long-Term assets)	• Foreign exchange advances delivered; and • Provision for credits in liquidation. • The Provision for credits of doubtful liquidation was considered sufficient to cover possible losses.

Inventories	• Finished Products • Raw Materials • Advances to suppliers • Consumption materials • Provision for Loss	• Finished products – Assessed, by the sale value of taxes and commercial expenses; • Raw Materials – Assessed by replacement price Other items – Market value identical to book value.

Deferred income tax and social contribution – Current assets and Long-term assets	Tax credits, restated by SELIC (Brazilian base rate), not subject to prescription periods, resulting from tax losses, negative bases, among others, substantiated in the continuity of the profitability of transactions and recognized to amount at which its realization may be considered probable.	Market value identical to book value

ACCOUNT GROUPS	PREMISES	ASSESSMENT CRITERIA
Taxes recoverable – Current assets and Long-term assets	Represented by the tax credits, very close to taxes and contributions due in the short-term:

•     ICMS (a Provisional Value Added Tax)

•     IPI (Excise Tax)

•     PIS E COFINS (Social Participation Program and Contribution to Social Security Financing)

•     IRRF (Income Tax Deductible at Source)

•     Early IR (Income Tax) and CS (Social Contribution)

•     Others

Liquids of provision for the creditor balances that the companies estimate may not compensate in the future.

Book value maintained, having in view that the balance is represented, substantially by credits with ICMS recoverable already restated by the provision in view of possible losses based on maximum expected discount in the same’s commercialization. (see ITR).

Expenses of following fiscal years (Current Assets and Long-Term Assets)	Represented substantially by: • Rent of real estate paid early

The value corresponding to expenses with advertising, miscellaneous financial charges to appropriate and other expenses brought forward were canceled.

The other items were maintained for the book value, as, in the event of early termination, they are subject to recovery.

• Miscellaneous financial charges to appropriate • Advertising • Insurance • Other expenses brought forward

Dividends proposed to receive	Dividends to receive from subsidiaries.	Market value identical to book value.

ACCOUNT GROUPS	PREMISES	ASSESSMENT CRITERIA
Other accounts receivable (Current and Long-term assets)	Substantially represented by: • Debentures/Bonus of related parties • Accounts receivable from related parties • Other accounts receivable	Market value identical to book value.

Long-term financial investments	Highly liquid assets, with equal accounting values or very close to market value.	The Financial Investments are substantially hedged by CDI (Interbank Deposit Certificate), according to the note of ITR financial instruments. No adjustments to market.

Related Companies – Long-term.	Loans receivable from subsidiaries and associated companies.	Market value identical to book value.

Judicial Deposits	All judicial deposits have a corresponding provision in the Liabilities.	Market value identical to book value.

Relevant Investments – Shareholders’ Equity assessed at market	Investments in subsidiaries assessed at market	Book balances of the balance sheet of subsidiaries of ULTRAPAR, RPI, CBPI and DPPI; when applicable, were adjusted to market value. The amount accounted for as the participation of said parent companies, in these companies, was then adjusted based on equity method of accounting, based on the shareholders’ equity of their subsidiaries.

ACCOUNT GROUPS	PREMISES	ASSESSMENT CRITERIA
Relevant Investments - (ULTRAPAR) - acquired according to Material Fact of March 19, 2007, adjusted to the end of stage 2 of process of acquisition of Ipiranga Group.	Participation (direct + indirect) in Total Capital acquired from of companies: DPPI - SUL 37.55% CBPI - SUL 15.27% RPI - REFINO (1/3) 40.28%	Market value based on equity method of accounting, based on net shareholders’ equity at market adjusted to the total acquired by ULTRAPAR at the end of the acquisition process, net of the operating assets acquired by BRASKEM and PETROBRAS.

Premium calculated – (ULTRAPAR) – on acquisition of Ipiranga Group	Effect of phases 1 and 2, of the operation of purchase of shares of the Ipiranga Group, as described in Material Fact of March 19, 2007.	Market value null, having in view that the effects of the equity method of accounting were reflected by the shareholders’ equity of the companies acquired, at market value.

Premium/Discount	Premium/Discount verified in acquisition of investments, already contemplated in Shareholders’ Equity at market of companies assessed.	Null market value.

Other Investments	Other Investments are represented by: • Subsidiaries and associated companies not valued at market • Other Investments

Associated companies and subsidiaries not valued at market (relevant criteria and/or market value identical to book value), are assessed by equity method of accounting.

The Other Investments, then valued by book provision for losses value or, when applicable, valued by their respective quotations at BOVESPA (São Paulo Stock Exchange), on base date 09/30/2007.

ACCOUNT GROUPS	PREMISES	ASSESSMENT CRITERIA
Property, Plant and Equipment: - Land, buildings / facilities, machinery / equipment / vehicles	Specific assessment reports, as presented in Chapters 5 and 6.	Market value.

Works in Progress	Assets with book value close to market value.	Market value identical to book value.

Improvements to third party real estate	Assets with depreciated book value close to market value, adjusted for effectiveness of rent/lease contracts.	Market value identical to book value.

Advance to Suppliers Property, Plant and Equipment	Values to be incorporated to property, plant and equipment upon conclusion of projects.	Market value identical to book value.

Deferred Assets	Expenses associated to studies and projects as well as installations in third parties, net of corresponding amortizations.	Market value identical to book value.

Intangible Assets	Represented by Software, Technology, Rights of use, Patents and other intangible assets, net of amortizations and of provision for losses in realization of intangible assets.	Market value identical to book value.

Financing in national and foreign currency – Current liabilities and Long-Term Liabilities	Financing for acquisition of estate, working capital, acquisition of raw materials and others.	Most of the time, the majority of financing has its charges based on CDI or TJLP (Long-Term Interest Rate), for the case of specific financing borrowed from BNDES. According to a note of financial instruments of ITR, there are no relevant adjustments at market.

ACCOUNT GROUPS	PREMISES	ASSESSMENT CRITERIA
Debentures	All Debentures were considered at face value.	As verified in the Financial Instruments Note in the ITRs, there are no relevant adjustments at market.

Suppliers	All obligations with Suppliers were considered due at their book value, having in view that their liquidations are very short term.	Market value identical to book value.

Salaries and social charges	Values considered at face.	Market value identical to book value.

Proposed Dividends to pay	Values to pay to parent company	Market value identical to book value.

Income Tax and Social Contribution Payable – Current liabilities and Long-Term liabilities	Represented by provision constituted on real profits, adjusted by IR (Income Tax) and CS (Social Contribution) calculated on the effects of increases and decreases in value.	Recalculated from the effects produced by the assessment of Shareholders’ Equity at market.

Deferred Income Tax and Social Contribution – Current and Long Term liabilities.	Tax debits, restated by SELIC rate, not subject to prescription periods, represented by profits obtained abroad, among others.	Market value identical to book value.

Tax obligations and Other taxes and contributions – Current liabilities and long-term liabilities.	ICMS (Provisional Tax on Financial Transactions), IPI (Excise Tax), PIS (Social Participation Program), COFINS (Contribution for Social Security Financing), IVA (Value Added Tax), ISS (Service Tax), IRRF (Income Tax Deductible at Source), INSS (Social Security Tax) and other tax obligations due were considered for the full amount due. The long-term installment corresponds to taxes and contributions provisioned, whose values were deposited in court.	Market value identical to book value.

ACCOUNT GROUPS	PREMISES	ASSESSMENT CRITERIA
Related companies	Loans payable to subsidiaries and associated companies.	Market value identical to book value.

Other Accounts Payable – Current and long-term liabilities.	Represented by Rents, Condominium fees, Insurance, pension plans, provision for contingencies and other accounts payable.	Market value identical to book value, except for contingencies that were restated for values calculated based on possible contingencies, at the ratio of 50% to 100% of the amounts presented, having in view the uncertainty of success by the companies, as informed in the ITRs. For the contingencies considered as having a remote possibility of loss, adjustments to the provision were not considered.

9. ASSESSMENT OF SHAREHOLDERS’ EQUITY AT MARKET OF RPI

In this report, the approach of assets for assessment of the Shareholders’ Equity was adopted at the market value of the RPI. In this approach, we valued the relevant assets and liabilities so as to reflect their fair market value, according to the criteria detailed in Chapter 8.

RELEVANT ASSETS

RPI is a company that presents a double function in the structure of the Ipiranga Group: (i) holding of petrochemical investments of the group, in addition to also holding participations in the distribution assets; (ii) operating company, acting in the segment of petroleum refining, and therefore owner of related operating assets.

To arrive at the Shareholders’ Equity at market prices of RPI, therefore, it will be necessary for us to make valuations of their relevant operating assets, and also of the relevant investments in other companies of the group.

ASSESSMENT OF THE PROPERTY, PLANT AND EQUIPMENT

The assets that integrate the property, plant and equipment relating to the accounts of lands, buildings/facilities and machinery/equipment are of greatest relevance within the group of operating assets of RPI. The valuation of these assets can be found in Assessment Report RJ-0117/07-01, and is summarized in the table below:

FIXED ASSETS - RELEVANT ACCOUNTS	MARKET (R$ Million)
Equipments and Facilities	88.05
Buildings and Constructions	19.95
Land	10.02

ASSESSMENT OF PETROCHEMICAL INVESTMENTS

The petrochemical investments of RPI are represented by its direct participation in the IQ company, which, as the RPI, also has a double function: (i) subholding of petrochemical assets of the group; and (ii) operating company, acting in the segment of distribution of petrochemical products, and therefore owner of the related operating assets.

For assessment of the Shareholders’ Equity at market of IQ, therefore, we need to assess, in addition to its property, plant and equipment, the Shareholders’ Equity at market of the invested companies considered relevant.

We present below the list of companies considered relevant, with the respective specific reports of assessment of the property, plant and equipment:

•	IQ – Assessment Report RJ-0117/07-07

•	IPQ – Assessment Report RJ-0117/07-06

•	COPESUL – Assessment Report RJ-0117/07-08

The Shareholders’ Equity at market of these companies are detailed in Annex 1.

ASSESSMENT OF THE DISTRIBUTION INVESTMENTS

The investments in the distribution activity of fuels of RPI are represented by their direct participation in the companies CBPI and DPPI.

The Shareholders’ Equity assessments at market of the companies DPPI and CBPI are the purpose of Chapters 10 and 11 of this report, because they have, together with RPI, shareholding in the other companies of the Ipiranga Group and also the purpose of the process of incorporation of shares by ULTRAPAR.

ASSESSMENT OF THE OTHER ASSETS AND LIABILITIES

For the other assets and liabilities of RPI, the criteria detailed in Chapter 8 were adopted, as shown in the calculations spreadsheets of Annex 1.

VALUE OF THE SHAREHOLDERS’ EQUITY AT MARKET OF RPI

The table below presents the value of the Shareholders’ Equity at market of RPI on the base date, with the respective adjustments in the main accounts:

		VALUE ( R$ MILLION )
RELEVANT ACCOUNTS		BOOK VALUE	MARKET VALUE	ADJUSTMENT
ASSETS TOTAL		976.73	1,350.10	373.37

SHORT TERM ASSETS		143.14	141.40	-1.74

LONG TERM ASSETS		0.42	0.42	0.00

PERMANENT ASSETS		833.17	1,208.28	375.11

Investments		798.10	1,086.39	288.29
DPPI	7.65%	69.58	82.13	12.55
CBPI	11.42%	210.10	257.85	47.75
ICQ	58.53%	518.03	746.01	227.98
Premium/Divestment		0.00	0.00	0.00
Others		0.39	0.39	0.00
Fixed Assets		35.08	121.89	86.82
Equipments and Facilities		17.45	88.05	70.59
Buildings and Constructions		2.29	19.95	17.67
Land		11.46	10.02	-1.44
Improvements in third part properties		0.00	0.00	0.00
Constructions in Progress/Advances to Suppliers		3.80	3.80	0.00
Vehicles		0.04	0.04	0.00
Others		0.03	0.03	0.00

LIABILITIES TOTAL		976.73	1,350.10	-373.37

SHORT TERM LIABILITIES		107.83	136.62	-28.79

LONG TERM LIABILITIES		99.40	99.80	-0.40

NET EQUITY		769.50	1,113.68	-344.18

Net Adjustment at Market		—	344.18	—

VALUE OF THE SHARES OF RPI ON THE BASE DATE

29,600,000 shares		VALUE PER SHARE
book equity value	R$	25.996726
adjustment per share	R$	11.627578
equity value adjusted at market	R$	37.624304

10. ASSESSMENT OF THE SHAREHOLDERS’ EQUITY AT MARKET OF CBPI

In this report the approach of assets for assessment of the Shareholders’ Equity at market value of CBPI was adopted. In this approach, we assess the relevant assets and liabilities so as to reflect their fair market value, according to the criteria detailed in Chapter 8.

RELEVANT ASSETS

CBPI is a company that exercises a double function in the structure of Ipiranga Group: (i) it divides with DPPI the status of holding of the investments in distribution of fuels of the group, in addition to holding also share in the petrochemical assets; (ii) operating company, acting in the segment of distribution of fuels, and, therefore, owner of related operating assets.

To arrive at the Shareholders’ Equity value at market prices of CBPI, therefore, it will be necessary to make assessments of their relevant operating assets and also of relevant investments in other companies of the group.

ASSESSMENT OF PROPERTY, PLANT AND EQUIPMENT

The assets that integrate the property, plant and equipment referring to the accounts of land, buildings/facilities and machinery/equipment are those of most relevance within the group of operating assets of CBPI. The assessment of these assets may be found in Assessment Reports RJ-0117/07-02 (CBPI NORTE – portion acquired by PETROBRAS), RJ-0117/07-03 (CBPI SUL – portion acquired by ULTRAPAR), and is summarized in the table below:

LIABILITIES - RELEVANT ACCOUNTS	MARKET (R$ million)
Equipments and Facilities	485.28
Buildings and Constructions	194.58
Land	249.96

ASSESSMENT OF PETROCHEMICAL INVESTMENTS

The petrochemical investments of CBPI are represented by its direct participation in the company IQ, already presented in Chapter 9, and also in the company EMCA. The Shareholders’ Equity at market of EMCA is detailed in Annex 1. The assessment at market of the property, plant and equipment of EMCA is in the specific report RJ-0117/07-09.

ASSESSMENT OF IASA

The assessment of the Shareholders’ Equity of IASA was included in the scope of assessment for strategic reasons, despite not being considered as a relevant investment for CBPI. The Shareholders’ Equity at market of IASA is detailed in Annex 1. The assessment at market of the property, plant and equipment of IASA is in specific report RJ-0117/07-10.

ASSESSMENT OF THE OTHER ASSETS

For the other assets and liabilities of CBPI, the criteria detailed in Chapter 8 were adopted, as demonstrated in the calculation spreadsheets of Annex 1.

ASSESSMENT OF DISTRIBUTION INVESTMENTS

The investments in the activity of distribution of fuels of CBPI are represented by its direct participation in the company AMPM, which has a double operating activity: (i) owner of land and construction of 56 fuel stations, operated by CBPI; and (ii) operating company, acting in the retail and convenience services segment in the network of stations Ipiranga.

The Shareholders’ Equity at market of AMPM is detailed in Annex 1. The assessment at market of the property, plant and equipment of AMPM is in specific report RJ-0117/07-05.

ASSESSMENT OF OTHER INVESTMENTS

The other investments were not considered relevant for assessment at market. In the case of MAXFACIL, its relevant assets are financial, with the book value equivalent to market.

SHAREHOLDERS’ EQUITY VALUE AT MARKET OF CBPI

The table below presents the Shareholders’ Equity at Market of CBPI on the base date, with the respective adjustments to the main accounts:

RELEVANT ACCOUNTS		VALUE ( R$ MILLION )
		BOOK VALUE	MARKET VALUE	ADJUSTMENT
ASSETS TOTAL		3,123.50	3,787.39	663.89

SHORT TERM ASSETS		1,711.57	1,713.60	2.03

LONG TERM ASSETS		216.93	216.93	0.00

PERMANENT ASSETS		1,195.00	1,856.86	661.86

Investments		573.45	846.89	273.44
ICQ	41.47%	346.54	528.57	182.03
TSB	20.00%	6.99	6.99	0.00
IASA	100.00%	32.02	49.63	17.61
TROPICAL	100.00%	14.98	11.43	-3.55
EMCA	100.00%	18.92	39.53	20.61
AM PM	100.00%	81.50	138.24	56.74
ITL	100.00%	0.05	0.05	0.00
ICIE	100.00%	0.03	0.03	0.00
MAX-FACIL	34.00%	63.03	63.03	0.00
IMOBILIARIA (Real Estate Admin.)	100.00%	7.99	7.99	0.00
Others		1.40	1.40	0.00
Fixed Assets		621.55	1,009.97	388.42
Equipments and Facilities		360.77	485.28	124.51
Buildings and Constructions		84.35	194.58	110.23
Land		96.28	249.96	153.68
Improvements in third part properties		24.98	24.98	0.00
Constructions in progress/Advances to Suppliers		46.45	46.45	0.00
Vehicles		8.72	8.72	0.00

LIABILITIES TOTAL		3,123.50	3,787.39	-663.89

SHORT TERM LIABILITIES		814.41	888.88	-74.47

LONG TERM LIABILITIES		469.22	640.62	-171.40

NET EQUITY		1,839.87	2,257.89	-418.01

Net Adjustment at Market		—	418.01	—

VALUE OF CBPI SHARES ON THE BASE DATE

105,952,000 shares		VALUE PER SHARE
Book shareholders’ equity	R$	17.365169
adjustment per share	R$	3.945308
shareholders’ equity at market	R$	21.310477

11. ASSESSMENT OF THE SHAREHOLDERS’ EQUITY AT MARKET OF DPPI

In this report, the approach of assets for assessment of Shareholders’ Equity at market of DPPI was adopted. In this approach, we assessed the relevant assets and liabilities so as to reflect their fair market value, according to the criteria detailed in Chapter 8.

RELEVANT ASSETS

DPPI is a company that has a double function in the structure of Ipiranga Group: (i) it divides with CBPI the status of holding of the investments in distribution of fuels of the group; (ii) operating company, acting in the segment of distribution of fuels, and, therefore, owner of the related operating assets.

To arrive at the Shareholders’ Equity at market prices of DPPI, therefore, it will be necessary to value the relevant operating assets, and also the relevant investments in other companies of the group.

ASSESSMENT OF THE PROPERTY, PLANT AND EQUIPMENT

The assets that integrate the property, plant and equipment referring to the accounts of land, buildings/facilities and machinery/equipment are those of greatest relevance within the group of operating assets of DPPI. The valuation of these assets can be found in Assessment Report RJ-0117/07-04, and is summarized in the table below:

LIABILITIES - RELEVANT ACCOUNTS	MARKET ( R$ Million )
Equipment and Facilities	77.51
Buildings and Constructions	38.45
Land	43.42

ASSESSMENT OF INVESTMENTS IN DISTRIBUTION

Investments in the activity of distribution of fuels of DPPI are represented by its direct participation in the companies ISASUL and COFAL. These companies own the land and constructions of 144 fuel stations, operated by DBPI.

The Shareholders’ Equity of ISASUL and COFAL are detailed in Annex1. The assessments at market of the property, plant and equipment of ISASUL and COFAL are in specific report RJ-0117/07-04.

ASSESSMENT OF OTHER INVESTMENTS

The other investments were not considered relevant for assessment at market. In the case of MAXFACIL, its relevant assets are financial, with the book value equivalent to market value.

ASSESSMENT OF THE OTHER ASSETS AND LIABILITIES

For the other assets and liabilities of DPPI, the criteria detailed in Chapter 8 were adopted, as demonstrated in the calculation spreadsheets of Annex 1.

SHAREHOLDERS’ EQUITY AT MARKET OF DPPI

The table below presents the value of the Shareholders’ Equity at Market of DPPI on the base date, with the respective adjustments in the main accounts:

RELEVANT ACCOUNTS		VALUE ( R$ MILLION )
		BOOK VALUE	MARKET VALUE	ADJUSTMENT
ASSETS TOTAL		1,017.74	1,215.18	197.44

SHORT TERMS ASSETS		332.98	321.27	-11.71

LONG TERM ASSETS		88.20	88.20	0.00

PERMANENT ASSETS		596.56	805.71	209.16

Investments		474.86	609.72	134.86
CBPI	21.01%	386.62	474.38	87.76
ISA-SUL	100%	57.32	102.67	45.35
COFAL	100%	1.13	2.89	1.76
MAXIFACIL	16%	29.66	29.66	0.00
Others		0.12	0.12	0.00
Fixed Assets		121.70	195.99	74.29
Equipments and Facilities		53.74	77.51	23.77
Buildings and Constructions		18.37	38.45	20.08
Land		12.97	43.42	30.44
Improvements in third part properties		18.87	18.87	0.00
Constructions in progress/Advances to Suppliers		9.22	9.22	0.00
Vehicles		1.33	1.33	0.00
Others		7.20	7.20	0.00

LIABILITIES TOTAL		1,017.74	1,215.18	-197.44

SHORT TERM LIABILITIES		73.72	88.55	-14.83

LONG TERM LIABILITIES		34.05	53.00	-18.95

NET EQUITY		909.97	1,073.63	-163.66

Net Adjustment at Market		—	163.66	—

VALUE OF SHARES OF DPPI ON THE BASE DATE

32,000,000 shares		VALUE PER SHARE
book shareholders’ equity	R$	28.436606
Adjustment per share	R$	5.114296
book shareholders’ equity at market	R$	33.550902

12. ASSESSMENT OF SHAREHOLDERS’ EQUITY AT MARKET OF ULTRAPAR

In this report, the approach of assets for assessment of Shareholders’ Equity at market of ULTRAPAR was adopted. In this approach, we assessed the relevant assets and liabilities so as to reflect their fair market value, according to the criteria detailed in Chapter 8.

RELEVANT ASSETS

ULTRAPAR is a company that has a double function of holding in the structure of Ultrapar Group. As a pure holding company, ULTRAPAR is not a direct owner of operating assets, which are distributed by other companies of the group.

To arrive at the Shareholders’ Equity value at market of ULTRAPAR, therefore, it will be necessary that we make an assessment of the relevant investments in other companies of the group, grouped by operating activity, and also of the investments derived from the acquisition of the Ipiranga Group, assessed in Chapters 9, 10 and 11 of this report.

ASSESSMENT OF PETROCHEMICAL INVESTMENTS

The petrochemical investments of ULTRAPAR are represented by its direct participation in the company OXITENO S/A which, in turn, has a double function: (i) it is a subholding of the petrochemical assets of the group; and the (ii) operating company, acting in the petrochemical segment, and, therefore, owner of the related assets.

To assess the Shareholders’ Equity at market of OXITENO S/A, therefore, we need to assess, in addition to its property, plant and equipment, the Shareholders’ Equity at market of the invested companies considered relevant.

We present below a list of the companies considered relevant, with the respective specific assessment reports of property, plant and equipment:

•	OXITENO S/A – Assessment Report RJ-0117/07-11

•	OXITENO NE – Assessment Report RJ-0117/07-11

•	CANAMEX – Assessment Report RJ-0117/07-15

•	OLEOQUÍMICA – Assessment Report RJ-0117/07-11.

The Shareholders’ Equity of these companies are detailed in Annex 1.

ASSESSMENT OF INVESTMENTS IN INTEGRATED LOGISTICS AND STORAGE

Investments in integrated logistics and storage by ULTRAPAR are represented by its direct participation in the company ULTRACARGO, which, in turn, is a subholding of the companies that own the operating assets: (i) TRANSULTRA, operating company acting in the segment of integrated logistics; and (ii) TEQUIMAR, operating company, acting in the storage segment.

For assessment of the Shareholders’ Equity at market of ULTRACARGO, therefore, we need to assess, the Shareholders’ Equity at market of the invested companies.

The Shareholders’ Equity at market of TRANSULTRA and TEQUIMAR are found detailed in Annex 1. The assessments at market of the property, plant and equipment of TRANSULTRA and TEQUIMAR are in specific report RJ-0117/07-12.

ASSESSMENT OF INVESTMENTS IN DISTRIBUTION OF LPG

The investments in distribution of LPG of ULTRAPAR are represented by their direct participation in the company ULTRAGAZ, which, in turn, is a subholding of the companies that own operating assets, according to the region of performance: (i) BAHIA; (ii) UTINGÁS; (iii) SPGAS and (iv) CIA ULTRAGAZ.

For assessment of the Shareholders’ Equity at market of ULTRAGAZ, therefore, we need to assess, the Shareholders’ Equity at market of the invested companies.

The Shareholders’ Equity at market of the invested companies are detailed in Annex 1. The assessments at market of the property, plant and equipment of these companies are in specific report RJ-0117/07-13.

ASSESSMENT OF THE OTHER INVESTMENTS

The other investments were not considered as relevant for assessment at market. In the case of IMAVEM, because it owns the headquarters of Ultrapar Group, we make its assessment at market, set forth in assessment report RJ-0117/07-14.

ASSESSMENT OF INVESTMENTS IN THE IPIRANGA COMPANIES

The investments held by ULTRAPAR in the Ipiranga companies are represented by its direct participation in the companies RPI, CBPI and DPPI, already assessed in Chapters 9, 10 and 11 of this report.

It should be stressed that the acquisition process was in progress on the date of issue of this report, and, therefore, we consider the effects of the following stages described in the Material Fact of March 19, 2007, on the Acquisition of the Ipiranga Group, for purposes of adjustment in the Shareholders’ Equity of Ultrapar:

Stage 2: Public Tag Along Offering for the acquisition of the common shares issued by RPI, DPPI, CBPI and IPQ; and

Stage 5: Segregation and transfer of the assets acquired by PETROBRAS and BRASKEM.

The effects of the adjustments can be visualized in Annex 1, in the proform balance sheets referred to as: (i) ULTRAPAR NOVA; (ii) CBPI-SUL; (ii) DPPI-SUL; (iii) AMPM-SUL; (iv) RPI-REFINO.

The Shareholders’ Equity proform at market of the companies above are detailed in Annex 1. The assessments at market of the property, plant and equipment are in the specific reports mentioned in Chapters 9, 10 and 11.

VALUE OF THE SHAREHOLDERS’ EQUITY AT MARKET OF ULTRAPAR

The table below presents the Shareholders’ Equity at market of ULTRAPAR on the base date, considering the subsequent events mentioned, with the respective adjustments on the main accounts:

RELEVANT ACCOUNTS		VALUE ( R$ MILLION )
		BOOK VALUE	MARKET VALUE	ADJUSTMENT
ASSETS TOTAL		3,284.24	5,503.34	2,219.11

SHORT TERM ASSETS		114.14	112.85	-1.29

LONG TERM ASSETS		125.25	125.25	0.00

PERMANENT ASSETS		3,044.85	5,265.25	2,220.40

Investments		3,032.08	5,252.48	2,220.40
Ultracargo	100.00%	216.54	499.84	283.30
Ultragaz Part	100.00%	425.04	1,134.64	709.60
Imaven	100.00%	49.56	63.83	14.27
Oxiteno S.A	99.99%	1,505.16	3,161.23	1,656.07
DPPI - SUL	37.55%	196.53	225.03	28.50
CBPI - SUL	15.27%	134.22	164.14	29.91
RPI - REFINO 1/3	40.28%	0.25	3.72	3.46
Premium/Divestments		504.71	0.00	-504.71
Others		0.06	0.06	0.00
Deferred		12.77	12.77	0.00
LIABILITIES TOTAL		3,284.24	5,503.34	-2,219.11

SHORT TERM LIABILITIES		1,268.83	1,268.39	0.44

LONG TERM LIABILITIES		0.46	0.46	0.00

NET EQUITY		2,014.96	4,234.50	-2,219.55

Net Adjustment at Market		—	2,219.55	—

VALUE OF THE SHARES OF ULTRAPAR ON THE BASE DATE, CONSIDERING THE EFFECTS OF THE SUBSEQUENT EVENTS

81,325,409 shares		VALUE BATCH PER SHARE
Book equity value	R$	24.776467
Adjustment per share	R$	27.292162
book value adjusted at market	R$	52.068629

13. CALCULATION OF SUBSTITUTION RELATIONS

Based on the results above, the coming four charts present the exchange ratios of shares of the companies Ipiranga with the holding company Ultrapar, in the context of stage 4 of the acquisition process, for purposes of compliance with Article 264 of Law No. 6.404, of 12.15.1976 (Lei das S/A):

PHASE 4 – DPPI SHARES ACQUISITION

NET EQUITY AT MARKET
	ULTRAPAR		DPPI
NET EQUITY AT MARKET (R$ MILLION)	R$	4,234.50	R$	1,073.63
TOTAL SHARES		81,325,409		32,000,000
R$ PER SHARE	R$	52.068629	R$	33.550902
EXCHANGE RATIO		0.644359		1.000000

Obs.: Quantity of ULTRAPAR shares for 1 DPPI share.

PHASE 4 – CBPI SHARES ACQUISITION

NET EQUITY AT MARKET
	ULTRAPAR		CBPI
NET EQUITY AT MARKET (R$ MILLION)	R$	4,234.50	R$	2,257.89
TOTAL SHARES		81,325,409		105,952,000
R$ PER SHARE	R$	52.068629	R$	21.310477
EXCHANGE RATIO		0.409277		1.000000

Obs.: Quantity of ULTRAPAR shares for 1 CBPI share.

PHASE 4 – RPI SHARES ACQUISITION

NET EQUITY AT MARKET
	ULTRAPAR		RPI
NET EQUITY AT MARKET (R$ MILLION)	R$	4,234.50	R$	1,113.68
TOTAL SHARES		81,325,409		29,600,000
R$ PER SHARE	R$	52.068629	R$	37.624304
EXCHANGE RATIO		0.722591		1.000000

Obs.: Quantity of ULTRAPAR shares for 1 RPI share

14. CONCLUSION

In light of the examinations conducted in the previously mentioned documentation and based on APSIS, the experts concluded that the exchange ratios of the ULTRAPAR shares by DPPI shares, CBPI shares and RPI shares, assessed by the Shareholders’ Equity Values at Market assesses by analyzing the assets, on September 30, 2007 are:

0.644359 shares of ULTRAPAR per 01 share of DPPI;

0.409277 shares of ULTRAPAR per 01 share of CBPI; and

0.722591 shares of ULTRAPAR per 01 share of RPI.

Report RJ-0173/07-01 being concluded, consisting of 74 (seventy-four) pages typed on one side and 03 (three) annexes and extracted in 10 (ten) original counterparts, APSIS Consultoria Empresarial S/C Ltda., CREA/RJ 82.2.00620-1 and CORECON/RJ RF/2.052-4, a company specialized in the valuation of assets, legally represented below by its directors, makes itself available for any clarifications, which, may be necessary.

Rio de Janeiro, November 08, 2007.

15. LIST OF ANNEXES

1.	CALCULATIONS OF THE VALUATIONS

2.	SUPPORT DOCUMENTATION

3.	GLOSSARY AND APSIS PROFILE

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